Exhibit 99.1

Clover Health Reports Full Year 2020 Financial Results

Grew total revenue 46% year-over-year to $673 million in 2020

Surpassed 32,400 Lives under Clover Assistant management at year end, a 43% increase year-over-year

NASHVILLE, Tenn., -- Clover Health (Nasdaq: CLOV)(“Clover”), an innovative technology company improving health outcomes for America’s seniors, today reported financial results for the fourth quarter and full year of 2020. Management will host a conference call today at 5:00 p.m. ET to discuss its operating results and other business highlights. Supplemental management commentary can be found by accessing the Company’s shareholder letter posted on its investor relations website at https://investors.cloverhealth.com/.

“2020 was a difficult year for healthcare as our industry rose to the numerous challenges posed by the pandemic. Nevertheless, it was also a transformative year for Clover. By year end we had more than 58,000 members, reported over $670 million in total revenue and created our Direct Contracting entity, Clover Health Partners. We believe Clover is perfectly positioned to be the pioneer of the new program,” said Clover Health CEO Vivek Garipalli. “We built the Clover Assistant to reduce variability in physician decision making and enhance our members’ lives. As of year end, approximately 32,400 members, or 56% of total membership, were managed by a PCP that was live on the Clover Assistant. This represents a 43% increase year-over-year, underpinned by our ability to expand coverage. We believe the traction we have seen to date demonstrates the value of the Clover Assistant, giving us conviction in our ability to scale our platform through both Medicare Advantage and Direct Contracting. Clover Health is well-positioned to leverage technology to improve patient care and deliver value for all of our stakeholders,” concluded Garipalli.

Andrew Toy, President and CTO of Clover Health added, “Clover is bringing free enterprise-grade technology to patient care, something that has never been done before. Our technology-first business model is disrupting an industry that has been slow to embrace technology advancements. The newest go-to-market strategy for the Clover Assistant, Direct Contracting, should provide us with a faster and simpler way to increase the number of lives on our platform, and drive value for consumers and physicians. We look forward to the official launch of Direct Contracting in April, which we believe will drive further proliferation of the Clover Assistant as we execute on our mission to improve every life.”

As previously announced, on January 7, 2021, Clover Health and Social Capital Hedosophia III (“SCH”) completed their merger (the “Merger”). Immediately following the Merger, SCH changed its name to Clover Health and its Class A common stock and warrants to purchase Class A common stock began trading on the Nasdaq Global Select Market (“Nasdaq”) under the symbols CLOV and CLOVW, respectively.

Management Commentary on Financial Highlights

Clover Health’s CFO, Joe Wagner, commented, “Our 2020 results demonstrate our ability to deliver revenue and membership growth, while improving management of the cost of care for our members and driving further operating leverage. The global pandemic presented us with unique challenges throughout 2020 as our primary focus was on ensuring that our members had access to the testing and resources that they needed in the midst of an unprecedented public health crisis. We delivered this access while at the same time building the necessary infrastructure and processes to become a publicly-traded company, which became official in January of this year.”

On a full year basis, the deferral or elimination of certain healthcare services due to COVID-19 had a slight net benefit to the Company’s medical care ratio (MCR), offsetting testing and other treatment costs that were directly attributable to the pandemic. That benefit was most pronounced during the second and third quarters of the year. During the fourth quarter, that full year benefit was somewhat diminished as a result of higher levels of COVID-specific care and treatment for the Company’s members, combined with the utilization of services that had been deferred in previous quarters.

Key Company highlights are as follows:

Dollars in Millions	Q4’20	Q4’19	Full Year 2020	Full Year 2019
Total Revenue	$166.2	$115.3	$672.9	$462.3
Net Premium Revenue	$164.6	$113.4	$665.7	$456.9
GAAP MCR	109.3%	99.8%	88.7%	98.6%
Net Loss	$(81.6)	$(78.7)	$(91.6)	$(363.7)
Adjusted EBITDA (Non-GAAP)	$(63.4)	$(59.1)	$(74.4)	$(175.5)
Budgeted MCR(1)	92.6%	N/A	92.7%	N/A
Normalized MCR (Non-GAAP)	89.5%	N/A	90.5%	N/A

(1)	For the associated definition of the applicable item, see Appendix A.

Reconciliations of net income to adjusted EBITDA and GAAP MCR to Normalized MCR (Non-GAAP), respectively, are provided in the tables immediately following the consolidated financial statements. Additional information about the Company’s non-GAAP financial measures can be found under the caption “About Non-GAAP Financial Measures” below.

Full Year 2020 Financial Highlights

•

Membership was 58,056 as of December 31, 2020, a 36.3% increase from December 31, 2019. After giving effect to the results of the annual enrollment period in Q4 2020, Clover began 2021 with over 66,000 Medicare Advantage members under care as of February 2021.

•	Lives under Clover Assistant management surpassed 32,400 lives as of year end, a 43.2% increase year-over-year.

•

Total revenue was $672.9 million in 2020, a 45.6% increase compared to $462.3 million in 2019. Total Medicare Advantage premium revenue was $665.7 million, up 45.7% from $456.9 million in 2019. This growth was primary due to our increase in membership and the relative acuity of our members as reflected by their risk scores.

•

The consolidated GAAP MCR for the year ended December 31, 2020, was 88.7%, compared to 98.6% for 2019. The full year 2020 Normalized MCR (Non-GAAP), which excludes the estimated net effect of COVID-19 as described above, was 90.5%. The year-over-year improvement was driven by operational efficiency and the increase in the number of members managed by PCPs that use the Clover Assistant.

•	Gross profit was $82.4 million, or 12.2% of revenue in 2020, compared to gross profit of $11.6 million, or 2.5% of revenue in 2019, driven by improvements to our MCR.

•

Net loss was $(91.6) million in 2020, compared to a net loss of $(363.7) million in 2019, an improvement year-over-year of $(272.2) million. Net loss was significantly impacted by year-over-year improvement of derivative valuation, offset by an unfavorable change in the fair value of warrant expenses. These specific factors will not impact our earnings in 2021 and forward.

•

Adjusted EBITDA loss for the year ended December 31, 2020, was $(74.4) million, compared to an adjusted EBITDA loss of $(175.5) million in 2019. Adjusted EBITDA as a percent of total Gross Premium was (11.2)% in 2020, as compared to (38.3)% in 2019.

•

Cash, cash equivalents and investments totaled $151.1 million as of December 31, 2020, as compared to $263.3 million as of December 31, 2019. The Merger, which closed subsequent to December 31, 2020, delivered approximately $670 million to the Company, net of deal-related expenses, to support growth and working capital.

As of January 7, 2021, immediately following completion of the Merger, Clover had approximately 404.5 million shares outstanding. We expect basic and diluted weighted average shares outstanding to be approximately 405.1 million and 498.0 million, respectively for the quarter ended March 31, 2021 and 406.0 million and 499.0 million, respectively for the full year 2021. We expect that our earnings per share will align more closely with the Basic EPS share count given that we expect a net loss in our financial statements for 2021 as we continue to scale the business.

Financial Outlook

“Looking ahead to 2021 and beyond, we are well positioned to execute on our growth strategies as we enter new Medicare Advantage markets and launch our Direct Contracting Entity. Despite the ongoing uncertainty related to the COVID-19 pandemic, we expect to continue to deliver solid revenue growth and continued improvement in the ability of Clover Assistant to reduce the overall cost of care for our members,” Wagner concluded.

For full year 2021, Clover Health is providing the following guidance and commentary:

•

Medicare Advantage membership is expected to be in the range of 68,000 - 70,000 by December 31, 2021, a growth rate of 17% - 21% as compared to year end 2020. Historically, approximately 80% of Clover’s sales were from direct, in-person sales. Despite the change in consumer behavior and reduced foot traffic nationwide due to COVID-19, the Company had strong Annual Enrollment Period results. Clover believes this is a testament to the strength of its offering and its ability to drive organic growth. The Company plans to further invest in near and long-term initiatives that will lay the foundation for future rapid growth, and, importantly, expand the sales funnel outside of the ‘ground game’. The Company believes in-person Medicare sales will return to being a key differentiator in a post COVID-19 environment and will continue its investments there, but will also be investing in alternate channels such as online direct conversion and telesales.

•

For the Medicare Direct Contracting program, the Company expects to have access to up to 200,000 Medicare beneficiaries through its contracts with Participating Providers. Note that we anticipate these lives will be attributed to our Direct Contracting entity on a quarterly basis throughout 2021.

•

Total revenues are expected to be in the range of $820 - $850 million, inclusive of a preliminary estimate of approximately $30 to $50 million of revenue generated from Direct Contracting. Note that GAAP revenue estimates for Direct Contracting are dependent on the finalization of all financial parameters of the program and the program going into effect in April, as well as the associated accounting guidance around those parameters. The Company believes, therefore, that the estimated CMS benchmark expenditures are a more appropriate measure of the size of the opportunity and its impact on the Company’s operations.

•

CMS benchmark expenditures(1) under management for Direct Contracting are expected to be in the range of $0.8 billion to $1.1 billion. This range is dependent on the total lives that are ultimately attributed to our Direct Contracting Entity through claims-based alignment and voluntary alignment.

•

Total Medicare spend under management, which includes revenues from the Medicare Advantage program plus the estimated CMS benchmark for Direct Contracting, is expected to be in the range of $1.6 - $1.9 billion.

•	Normalized MCR (Non-GAAP) for Medicare Advantage is expected to be in the range of 89% - 91%.

•	MCR for Direct Contracting is expected to be approximately 100%, net of savings targets required by CMS.

•

Operating costs are expected to be between $265 and $285 million and reflect the use of a portion of the proceeds from the Merger to make investments in marketing, network expansion and technology to support future growth. These estimates also include extraordinary or nonrecurring costs of approximately $25 million that relate to startup operations of subsidiaries and other one-time legal costs

•	Net loss is expected to be in the range of $(210) - $(170) million.

•	Adjusted EBITDA loss is expected to be in the range of $(190) - $(150) million.

•	Loss per share (basic) in the range of $(0.52) - $(0.42).

(1)	For the associated definition of the applicable item, see Appendix A.

Reconciliations of projected Normalized MCR (Non-GAAP) and Adjusted EBITDA to the corresponding GAAP amount is not provided as the quantification of certain items that are excluded from non-GAAP financial measures cannot be reasonably calculated or predicted at this time without unreasonable efforts.

Earnings Conference Call Details

Clover Health’s management will host a conference call to discuss its financial results on Monday, March 1, at 5:00 PM Eastern Time. A live webcast of the call can be accessed from Clover Health’s Investor Relations website at investors.cloverhealth.com and an on-demand replay will be available on the same website following the call.

Clover Assistant Technology Showcase Details

Clover Heath’s President & CTO, Andrew Toy will host a product and technology showcase of our technology platform, the Clover Assistant, on Tuesday, March 2 at 10:00 AM Pacific Time. Andrew will be joined by the clinician team for an educational session offering a deeper-dive into the Clover Assistant, highlighting key features, feedback from physicians, and a peek into a few future features in upcoming launches. The stream will be available from our investor relations website at investors.cloverhealth.com, and a replay will be available on-demand.

About Clover Health

Clover Health (Nasdaq: CLOV) is a healthcare technology company with a deeply rooted mission of improving every life. Clover uses its proprietary technology platform to collect, structure, and analyze health and behavioral data to improve medical outcomes and lower costs for patients. As a company whose business goals fully align with its members’ health needs, Clover works with members and their doctors to become a valued partner. This trust is built by proactively identifying at-risk individuals and teaming up with physicians to accelerate care coordination and simultaneously improve health outcomes and reduce avoidable costs. Clover has offices in San Francisco, Jersey City, Nashville and Hong Kong.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Clover Health’s future financial or operating performance. In some cases, you can identify forward looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “going to,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern Clover Health’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements under “Financial Outlook,” including expectations relating to Medicare Advantage membership growth, Direct Contracting beneficiaries growth, revenue growth, Normalized MCR (Non-GAAP) improvements and loss per share; the statements contained in the quotations, including expectations related to Clover Health’s ability to scale its platform, growth strategies and ability to reduce the cost of care. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include, but are not limited to, those related to: Clover Health’s ability to increase the lifetime value of enrollments and manage medical expenses; changes in CMS’s risk adjustment payment system; challenges in expanding our member base or into new markets; Clover Health’s exposure to unfavorable changes in local benefit costs, reimbursement rates, competition and economic conditions; the impact of litigation or investigations; changes or developments in Medicare or the health insurance system and laws and regulations governing the health insurance markets; the current and future impact of the COVID-19 pandemic on the Clover Health’s business and industry; the timing and market acceptance of new releases and upgrades to the Clover Assistant; and the successful development of Direct Contracting and the degree to which our offerings gain market acceptance by physicians. Additional information concerning these and other risk factors is contained in the Risk Factors section of Clover Health’s registration statement on Form S-1 or Clover Health’s most recent reports on Form 10-K and Form 10-Q. Clover Health assumes no obligation, and does not intend, to update these forward-looking statements as a result of future events or developments.

About of Non-GAAP Financial Measures

We use non-GAAP measures of Normalized MCR (Non-GAAP) and Adjusted EBITDA. These non-GAAP financial measures are provided to enhance the reader’s understanding of Clover Health’s past financial performance and our prospects for the future. Clover management team uses these non-GAAP financial measures in assessing Clover Health’s performance, as well as in planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP and the methods we use to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Readers are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly and annual earnings release and which can be found, along with other financial information including filings with the Securities and Exchange Commission, on the investor relations page of our website at investors.cloverhealth.com.

For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled “About Non-GAAP Financial Measures and Other Items.”

Contacts:

Investor Relations:

investors@cloverhealth.com

Press Contact:

Andrew Still-Baxter

press@cloverhealth.com

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS: SELECTED METRICS

(in thousands) (Unaudited)

	As of December 31,
	2020	2019
Selected Balance Sheet Data:
Cash, Cash Equivalents and Investments	$151,103	$263,327
Total Assets	267,252	337,021
Unpaid Claims	103,976	77,886
Notes and securities payable, net of discount and deferred issuance costs	106,413	57,917
Warrants Payable	97,782	17,672
Total Liabilities	387,888	377,811
Convertible Preferred Stock	447,747	447,747
Total stockholders’ deficit	(568,383)	(488,537)

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands) (Unaudited)

	For the Quarters Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
Revenues:
Premiums earned, net (Net of ceded premiums: fourth quarter ended 2020: $216; fourth quarter ended 2019: $132; 2020: $599; 2019: $832)	$164,598	$113,377	$665,698	$456,926
Other income	885	506	4,214	801
Investment income, net	750	1,392	2,976	4,539

Total revenues	166,233	115,275	672,888	462,266

Expenses:
Net medical claims incurred	179,928	113,204	590,468	450,645
Salaries and benefits	13,917	17,801	71,256	91,626
General and administrative expenses	40,646	29,161	120,444	94,757
Premium deficiency reserve (benefit) expense	(771)	14,726	(17,128)	7,523
Depreciation and amortization	142	117	555	551
Other expense	—	84	—	363

Total expenses	233,862	175,093	765,595	645,465

Loss from operations	(67,629)	(59,818)	(92,707)	(183,199)
Change in fair value of warrants expense	48,425	984	80,328	2,909
Interest expense	10,430	7,518	35,990	23,155
Amortization of notes and securities discount	6,183	5,872	21,118	15,913
(Gain) loss on derivative	(51,086)	4,479	(138,561)	138,561

Net loss	$(81,581)	$(78,671)	$(91,582)	$(363,737)

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

(in thousands) (Unaudited)(1)

	For the Quarters Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
Net Loss:	$(81,581)	$(78,671)	$(91,582)	$(363,737)
Adjustments
Interest expense	10,430	7,518	35,990	23,155
Amortization of notes and securities discount	6,183	5,872	21,118	15,913
Income taxes	—	—	—	—
Depreciation and amortization	142	117	555	551
Change in fair value of warrant expense	48,425	984	80,328	2,909
(Gain) loss on derivative	(51,086)	4,479	(138,561)	138,561
Restructuring (income) cost	(11)	(66)	2,658	3,890
Stock-based compensation expense	2,129	655	7,078	3,301
Health insurance industry fee	2,006	—	8,022	—

Adjusted EBITDA	$(63,363)	$(59,112)	$(74,394)	$(175,457)
Premiums earned, gross	$164,814	$113,509	$666,297	$457,758

Adjusted EBITDA Margin	(38.4)%	(52.1)%	(11.2)%	(38.3)%

(1)

This section includes non-GAAP measures. Non-GAAP financial measures are supplemental and should not be considered a substitute for financial information presented in accordance with GAAP. For a detailed explanation of these non-GAAP measures, see Appendix A.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

NORMALIZED MCR (NON-GAAP) RECONCILIATION

(Unaudited)(1)

	For the Quarter Ended December 31,	For the Year Ended December 31,
	2020	2020
GAAP MCR:	109.3%	88.7%
Adjustments
Direct COVID costs, including utilization deferred in prior periods	(16.7)%	(8.1)%
Estimate of care deferred/eliminated by COVID environment	2.6%	8.6%
Prior period development and other	(5.7)%	1.3%
Normalized MCR (Non-GAAP)	89.5%	90.5%

(1)

This section includes non-GAAP measures. Non-GAAP financial measures are supplemental and should not be considered a substitute for financial information presented in accordance with GAAP. For a detailed explanation of these non-GAAP measures, see Appendix A.

CLOVER HEALTH INVESTMENTS, CORP. AND SUBSIDIARIES

Appendix A

Explanation of Non-GAAP Financial Measures and Other Items

Non-GAAP Adjustments

We believe it is useful to investors for our presentation within this document on a non-GAAP basis to exclude the below items. In particular, we believe that the exclusion of these amounts provides useful measures for period-to-period comparisons of our business. These key measures are used by our management and the board of directors to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operating plans.

Amortization of notes and securities discount - We report non-convertible notes and convertible securities at carrying value, net of discount. We account for convertible securities in accordance with accounting guidance for debt with conversion and other options, after determining whether embedded conversion options should be bifurcated from their host instruments.

Change in fair value of warrant expense - The fair value of warrant liabilities is estimated using a probability-weighted expected return method, where the values of various instruments are estimated based on an analysis of future values, assuming various future outcomes.

Direct COVID costs, including utilization deferred in prior periods - Direct COVID Costs consist of our estimate of costs of care associated with COVID-19 related diagnoses and testing. Utilization deferred in prior periods consists of our estimate of Non-COVID related medical costs which were deferred in prior periods by members in observance of stay at home orders and other social distancing safety concerns, which ultimately were incurred in the current period through necessity or perceived improvement of the general safety environment. See definition of Normalized MCR (Non-GAAP).

Estimate of care deferred/eliminated by COVID environment - This consists of our estimate of care that was deferred or eliminated due to the COVID-19 pandemic, including the impact of reduced demand for medical services. These medical costs have the potential to be incurred in future periods. See definition of Normalized MCR (Non-GAAP).

(Gain) loss on derivatives - This consists of values determined after we have evaluated the embedded features of our convertible securities by applying derivative accounting guidance. Derivatives embedded within non-derivative instruments, such as convertible securities, are bifurcated from the host instrument when the embedded derivative is not clearly and closely related to the host instrument.

Health insurance industry fee (“HIF”) - The Affordable Care Act imposed an annual fee on covered entities engaged in the business of providing health insurance. The HIF is a fixed amount allocated among all covered entities in proportion to their relative market share as determined by each entity’s net premiums written for the data year. The data year is the year immediately preceding the year in which the fee is paid.

Prior period development and other - This consists of our estimate of MCR adjustments in the current period which relate to prior period dates of service. We exclude these amounts to isolate our best estimate of current period performance.

Restructuring (income) cost - Restructuring costs primarily consist of employee severance and benefit arrangements and contract termination costs.

Stock Based Compensation Expense - This consists of expenses for stock-based payment awards granted to employees and non-employees.

Non-GAAP Definitions

Adjusted EBITDA - A non-GAAP financial measure defined by us as net loss before interest expense, amortization of notes and securities discounts, provision for income taxes, depreciation and amortization expense, change in fair value of warrants expense, (gain) loss on derivative, restructuring (income) cost, stock-based compensation expense and health insurance industry fee. Adjusted EBITDA is a key measure used by our management and the board of directors to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operating plans. In particular, we believe that the exclusion of the amounts eliminated in calculating Adjusted EBITDA can provide useful measures for period-to-period comparisons of our business. Accordingly, we believe that Adjusted EBITDA provides useful information in understanding and evaluating our operating results in the same manner as our management and our board of directors.

Adjusted EBITDA Margin - A non-GAAP financial measure defined by us as Adjusted EBITDA divided by premiums earned, gross. We view Adjusted EBITDA Margin as a key measure for the same reasons Adjusted EBITDA is a key measure. See definition of Adjusted EBITDA above.

Normalized MCR (Non-GAAP) - A non-GAAP financial measure that excludes the impact of COVID-19-related medical costs and other items on our MCR (as defined below) and adjusts for the estimate of prior period divergence from estimates. The impact of such medical costs and other items consists of estimates of eliminated or deferred care, reduced demand for medical services, and the direct cost of COVID-related care. Normalized MCR (Non-GAAP) should be considered a supplement to, and not a substitute for, GAAP MCR. We believe that this metric, which is used by our management in the operation of the business, is helpful to investors in assessing the Company’s 2020 financial performance and operations without the temporary distortion caused by the COVID pandemic.

Definitions of Other Items

Lives Managed under Clover Assistant - Consists of lives managed by providers who utilize the Clover Assistant. This measure is useful because utilization of the Clover Assistant helps us manage the effectiveness of our care.

Budgeted MCR - Represents MCR estimates contained our internal plan, which was established in January 2020 (i.e., prior to visibility into the COVID-19 pandemic or the impact that it might have on our financial results).

CMS benchmark expenditures - A CMS calculation using risk-adjusted average per capita expenditures for Medicare Parts A and B services under the original Medicare FFS program. This represents the level of estimated medical expenses for the beneficiary population being managed by the Direct Contracting Entity.

Estimated Direct Contracting - GAAP revenues are dependent on finalization of all financial parameters in the Direct Contracting program, which is scheduled to begin in April 2021. We believe that the estimated CMS benchmark expenditures represent a measure of the size of our opportunity under the program and its impact on our operations.

Medical Care Ratio, Gross and Net - We calculate our medical care ratio (MCR) by dividing total net medical claim expenses incurred by premiums earned, in each case on a gross or net basis, as the case may be, in a given period. We believe our MCR is an indicator of our gross profit for our Medicare Advantage plans and the ability of our Clover Assistant platform to capture and analyze data over time to generate actionable insights for returning members to improve care and reduce medical expenses.